Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO RESTATED CERTIFICATE OF INCORPORATION
OF
LKQ CORPORATION

LKQ Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: Article EIGHTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

EIGHTH: To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) a director pursuant to Section 174 of the General Corporation Law of the State of Delaware, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is amended after approval by the Corporation’s stockholders of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: All other provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 8th day of May 2024.

LKQ Corporation

By:	/s/ Matthew J. McKay
Name:	Matthew J. McKay
Title:	Senior Vice President, General Counsel and Corporate Secretary